UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2016

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 Rouse Boulevard
Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

FS Investment Corporation (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) on June 22, 2016. As of April 20, 2016, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, 243,488,590 shares of common stock were eligible to be voted in person or by proxy. Of the eligible shares of common stock to be voted, 111,081,884 were voted in person or by proxy at the Annual Meeting. Stockholders were asked to consider and act upon the following proposals, each of which was described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2016 (the “Proxy Statement”):

•        Proposal No. 1 – the election of four Class C members of the board of directors of the Company to serve for a term of three years and until their successors are duly elected and qualified (the “Director Proposal”); and

•        Proposal No. 2 – to authorize flexibility for the Company, with the approval of the Company’s board of directors, to offer and sell shares of the Company’s common stock during the 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the Proxy Statement (the “Share Issuance Proposal”).

All director nominees listed in the Director Proposal were elected by the Company’s stockholders at the Annual Meeting.  The votes for, votes withheld and broker non-votes for each director nominee are set forth below:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Gregory P. Chandler	105,813,357	5,268,527	0
Michael C. Forman	107,296,471	3,785,413	0
Barry H. Frank	107,219,021	3,862,863	0
Michael J. Heller	95,633,575	15,488,309	0

On June 22, 2016, the Company adjourned the Annual Meeting with respect to the Share Issuance Proposal to permit additional time to solicit stockholder votes for such proposal. The reconvened meeting (the “Reconvened Meeting”) will be held on July 13, 2016 at 1:00 p.m., Eastern Time, at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112. Valid proxies submitted prior to the Annual Meeting will continue to be valid for the Reconvened Meeting, unless properly changed or revoked prior to votes being taken at the Reconvened Meeting. The record date of April 20, 2016 will remain the same for the Reconvened Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date: June 22, 2016	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd Vice President